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                                                                     EXHIBIT 5.1

                    [LETTERHEAD OF GAMBRELL & STOLZ, L.L.P.]

                                December 11, 2001

American Software, Inc.
470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305

     Re: Post-Effective Amendment No. 1 to Registration Statement on Form S-3 (No. 33-79640)

Ladies and Gentlemen:

     You have requested an opinion in connection with Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (the "Post-Effective Amendment"), filed by American Software, Inc. (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Post-Effective Amendment relates to an offering by the Company of its Class A Common shares, $.10 par value ("Common Stock") pursuant to its Dividend Reinvestment and Stock Purchase Plan (the "Plan").

     We have acted as counsel for the Company in connection with the registration of the Common Stock under the Act by means of the Post-Effective Amendment. We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereon, we are of the opinion that the shares of Common Stock to be issued or sold by the Company under such Plan will be, when issued or sold in accordance with such Plan, duly authorized, validly issued, fully paid, and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment. We hereby further consent to the references to this Firm under the caption "Legal Opinion" in said Post-Effective Amendment and related Prospectus of the Company.

                                             Very truly yours,

                                             /s/ Gambrell & Stolz, L.L.P.
                                             ---------------------------

                                             GAMBRELL & STOLZ, L.L.P.